Exhibit 99.1
Contact: Jerald L. Shaw, President Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS SECOND QUARTER FISCAL 2014 RESULTS

Lacey, WA (January 28, 2014) - Anchor Bancorp (NASDAQ: - ANCB) (“Company”), the holding company for Anchor Bank (“Bank”), today reported second quarter results for the fiscal year ending June 30, 2014.  For the quarter ended December 31, 2013, the Company reported a net loss of $248,000 or $0.10 per diluted share, compared to net income of $225,000 or $0.09 per diluted share for the same period last year.  For the six months ended December 31, 2013, the Company reported a net loss of $260,000 or $0.11 per diluted share, compared to net income of $503,000 or $0.20 per diluted share for the same period last year.

"Identifying and resolving problem loans and reducing our nonperforming assets remains our top priorities.  We continue to make progress in these areas.  We are pleased with the ongoing improvement of our classified loans; a decrease of 23.5% during the quarter and 51.3% decrease year-over-year.  We are also pleased with the continued decreases in real estate owned although the weak real estate market in communities we serve has resulted in additional impairments in value.  Our net interest margin continues to improve with the elimination of higher cost FHLB borrowings during the quarter as well as continuing downward repricing of longer term certificates of deposit”, stated Jerald L. Shaw, President and Chief Executive Officer.

Fiscal Second Quarter Highlights (at or for the quarter ended December 31, 2013, compared to June 30, 2013, or December 31, 2012):

•	Total classified loans decreased $4.9 million or 28.5% to $12.4 million at December 31, 2013 from $17.3 million at June 30, 2013 and were $25.4 million at December 31, 2012;
•	No provision for loan losses was recorded for the quarters ended December 31, 2013 and June 30, 2013 compared to $225,000 for the quarter ended December 31, 2012;
•	Total real estate owned, net ("REO") decreased $1.2 million or 19.3% to $5.0 million at December 31, 2013 from $6.2 million at June 30, 2013 and were $8.6 million at December 31, 2012;
•	Net interest margin increased 31 basis points to 3.89% for the quarter ended December 31, 2013 from 3.58% for the quarter ended December 31, 2012.

Credit Quality

Total delinquent loans (past due 30 days or more), nonaccrual loans and loans 90 days or more past due and still accruing interest decreased $300,000 to $9.9 million at December 31, 2013 from $10.2 million at June 30, 2013.  During the second quarter we had two commercial real estate loans totaling $3.1 million that became nonaccrual loans and one nonaccrual loan of $2.6 million that became REO and the property was subsequently sold.  The ratio of nonperforming loans, which includes nonaccrual loans and loans which are 90 days or more past due, to total loans remained unchanged at 2.2% at both December 31, 2013 and June 30, 2013.  The Company recorded no provision for loan losses for the current quarter compared to $225,000 for the quarter ended December 31, 2012 reflecting the improvement in our asset quality. The allowance for loan losses of $4.3 million at December 31, 2013 represented 1.5% of loans receivable and 69.0% of nonperforming loans compared to an allowance of $5.1 million at June 30, 2013, representing 1.8% of loans receivable and 83.6% of nonperforming loans.

Anchor Bancorp
January 28, 2014

Nonperforming loans were $6.2 million at December 31, 2013 and at June 30, 2013 and decreased by $2.9 million or 32.0% from $9.1 million at December 31, 2012.  Nonperforming loans consisted of the following at the dates indicated:

	December 31, 2013	September 30, 2013	June 30, 2013	December 31, 2012
	(In thousands)
Real estate:
One-to-four family	$2,245	$5,075	$4,758	$2,116
Multi-family	158	—	—	—
Commercial	3,145	—	—	5,516
Construction	—	—	—	—
Land	125	774	734	73
Total real estate	5,673	5,849	5,492	7,705
Consumer:
Home equity	477	299	428	247
Automobile	—	—	2	53
Credit cards	—	29	18	19
Other	—	—	—	—
Total consumer	477	328	448	319
Business:
Commercial business	40	—	219	1,085
Total	$6,190	$6,177	$6,159	$9,109

We continue to actively restructure our delinquent loans when feasible so our borrowers can continue to make payments while minimizing the Company's potential loss.  As of December 31, 2013, June 30, 2013, and December 31, 2012, there were 47, 48, and 37 loans, respectively, with aggregate net principal balances of $13.5 million, $17.5 million, and $16.2 million, respectively, that we have identified as “troubled debt restructures.”  At December 31, 2013, June 30, 2013, and December 31, 2012, there were $1.7 million, $3.6 million, and $3.6 million, respectively, of “troubled debt restructures” included in the nonperforming loans above.

As of December 31, 2013, the Company had 17 properties in REO with an aggregate book value of $5.0 million compared to 21 properties with an aggregate book value of $6.2 million at June 30, 2013, and 40 properties with an aggregate book value of $8.6 million at December 31, 2012.  The decrease in number of properties during the quarter ended December 31, 2013 was primarily attributable to ongoing sales of residential properties.  During the quarter ended December 31, 2013, the Company sold 21 residential real estate properties located in Oregon for $3.4 million, two in Washington State for $465,000, and one vacant land parcel in Washington State for $8,500 resulting in an aggregate gain on sale of $35,000.  The largest of the REO properties at December 31, 2013 had an aggregate book value of $3.4 million and consisted of commercial real estate property located in Pierce County, Washington.  At December 31, 2013, the Company owned nine one-to-four family residential properties with an aggregate book value of $1.2 million, five vacant land parcels with an aggregate book value of $146,000, and three parcels of commercial real estate with an aggregate book value of $3.6 million. Our REO properties are located in Pierce County and southwest Washington.

Anchor Bancorp
January 28, 2014

Capital

As of December 31, 2013, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 13.2%, 17.3% and 18.5%, respectively.  As of December 31, 2012, these ratios were 11.4%, 16.8%, and 18.1%, respectively.

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 13.5%, 17.7%, and 18.9% as of December 31, 2013.  As of December 31, 2012, these ratios were 11.7%, 17.3% and 18.5%, respectively.

Balance Sheet Review

Total assets decreased by $60.8 million, or 13.5%, to $391.4 million at December 31, 2013 from $452.2 million at June 30, 2013. Cash and cash equivalents decreased $44.1 million or 67.5% as we used our excess cash to repay $47.4 million of  maturing FHLB advances. Securities available-for-sale and held-to-maturity decreased $6.5 million, or 13.4% and $934,000, or 9.1%, respectively, during the quarter ended December 31, 2013. The decreases in securities were primarily the result of contractual principal repayments.

Loans receivable, net, decreased $3.7 million or 1.3% to $273.8 million at December 31, 2013 from $277.5 million at June 30, 2013 as a result of principal reductions, transfers to REO and loan charge-offs exceeding new loan production.  Multi-family loans increased $4.1 million or 10.7% to $42.5 million at December 31, 2013 from $38.4 million at June 30, 2013.  Construction and land loans increased $3.3 million or 30.0% to $14.3 million at December 31, 2013 from $11.0 million at June 30, 2013.  Commercial real estate loans increased $1.5 million or 1.4% to $108.4 million at December 31, 2013 from $106.9 million at June 30, 2013.  One-to-four family loans decreased $7.2 million or 9.7% to $66.7 million from $73.9 million at June 30, 2013. Commercial business loans decreased $2.7 million or 14.9% to $15.5 million at December 31, 2013 from $18.2 million at June 30, 2013. Consumer loans decreased $3.4 million or 9.7% to $31.7 million at December 31, 2013 from $35.1 million at June 30, 2013 as consumers continue to reduce debt. The demand for loans in our market area has been modest during the current economic recovery.

Anchor Bancorp
January 28, 2014

Loans receivable consisted of the following at the dates indicated:

	December 31, 2013	June 30, 2013	December 31, 2012
	(In thousands)
Real Estate:
One-to-four family	$66,706	$73,901	$77,035
Multi-family	42,539	38,425	40,824
Commercial	108,372	106,859	108,786
Construction	9,901	5,641	4,581
Land loans	4,417	5,330	5,429
Total real estate	231,935	230,156	236,655

Consumer:
Home equity	23,323	25,835	28,064
Credit cards	3,970	4,741	5,014
Automobile	1,375	1,850	2,409
Other consumer	3,035	2,723	2,822
Total consumer	31,703	35,149	38,309

Business:
Commercial business	15,494	18,211	16,730

Total Loans	279,132	283,516	291,694

Less:
Deferred loan fees	1,066	915	808
Allowance for loan losses	4,273	5,147	5,152
Loans receivable, net	$273,793	$277,454	$285,734

Anchor Bancorp
January 28, 2014

Total liabilities decreased $60.6 million between June 30, 2013 and December 31, 2013, primarily as the result of a $47.4 million or 73.0% decrease in Federal Home Loan Bank advances.

Deposits consisted of the following at the dates indicated:

	December 31, 2013		June 30, 2013		December 31, 2012
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand deposits	$37,692	11.9%	$39,713	12.1%	$38,504	11.2%
Interest-bearing demand deposits	20,712	6.6%	20,067	6.1%	19,688	5.8%
Money market accounts	76,321	24.2%	82,603	25.1%	89,576	26.1%
Savings deposits	38,717	12.3%	36,518	11.1%	36,839	10.7%
Certificates of deposit	142,356	45.0%	149,683	45.6%	158,706	46.2%
Total deposits	$315,798	100.0%	$328,584	100.0%	$343,313	100.0%

Total stockholders' equity decreased $209,000 or 0.40% to $52.2 million at December 31, 2013 from $52.4 million at June 30, 2013. The decrease was due to our net loss of $260,000 during the six months ended December 31, 2013.  Accumulated other comprehensive loss was $1.5 million at December 31, 2013 and at June 30, 2013.

Operating Results

Net interest income. Net interest income before the provision for loan losses decreased $369,000, or 9.6%, to $3.5 million for the quarter ended December 31, 2013 from $3.8 million for the quarter ended December 31, 2012.  For the six months ended December 31, 2013 net interest income before the provision for loan losses decreased $753,000, or 9.6%, to $7.1 million from $7.8 million for the same period in 2012.

The Company's net interest margin increased 31 basis points to 3.89% for the quarter ended December 31, 2013 from 3.58% for the comparable period in 2012 as the cost of our liabilities continue to decline, due to the payoff of FHLB borrowings, the renewal of certificates of deposit at currently low interest rates and the reduction in the average balance of these higher costing deposits. The average yield on interest-earning assets increased 19 basis points to 4.91% for the quarter ended December 31, 2013 compared to 4.72% for the same period in 2012. The average cost of interest-bearing liabilities decreased 11 basis points to 1.21% for the quarter ended December 31, 2013 compared to 1.32% for the same period in the prior year. For the six months ended December 31, 2013, the Company's net interest margin increased nine basis points to 3.74% compared to 3.65% for the same period in 2012.  The average yield on interest-earning assets decreased six basis points to 4.77% for the six months ended December 31, 2013 compared to 4.83% for the same period in the prior year. The average cost of interest-bearing liabilities decreased 14 basis points to 1.22% for the six months ended December 31, 2013 compared to 1.36% for the same period of the prior year.

Provision for loan losses. In connection with its analysis of the loan portfolio at December 31, 2013, management determined that no provision for loan losses was required for the quarter ended December 31, 2013 compared to a provision for loan losses of $225,000 for the same period of the prior year, reflecting the decline in nonperforming and classified loans over the last year. There was no  provision for loan losses for the six months ended December 31, 2013 compared to $525,000 for the same period last year.  Net charge-offs for the quarter ended December 31, 2013 totaled $668,000 compared to $1.8 million in the same period last year.

Noninterest income. Noninterest income decreased $283,000, or 21.4%, to $1.0 million for the quarter ended December 31, 2013 compared to $1.3 million for the same quarter a year ago. The decrease in noninterest income was primarily attributable to a $235,000 decline in gain on sale of loans to $3,000 for the quarter ended December 31, 2013 compared to a $238,000 gain on sale of loans for the quarter ended December 31, 2012 which was attributable to decreased demand for one-to-four family loans as a result of the decline in refinancing activity and the recent increase in long-term mortgage rates.  Loan fees decreased $68,000 or 31.6% due primarily to the decrease in loan production.  These decreases were partially offset by an increase of $24,000 in other income to $160,000 for the quarter ended December 31, 2013 compared to $136,000 for the same quarter in

Anchor Bancorp
January 28, 2014

2012 primarily due to an increase to REO rental income.  Noninterest income decreased $687,000 or 25.5% to $2.0 million during the six months ended December 31, 2013 compared to $2.7 million for the same period in 2012.

Noninterest expense. Noninterest expense increased $46,000, or 1.0%, to $4.8 million for the three months ended December 31, 2013 from $4.7 million for the three months ended December 31, 2012.  The increase in noninterest expense was primarily due to REO impairment expense increasing $250,000 or 117.4% to $463,000 from $213,000 during the quarter.  The majority of the increase in impairment expense was attributed to aggregate impairments of $347,000 for two commercial REO properties.  REO holding costs increased $44,000 or 41.5% to $150,000 during the quarter ended December 31, 2013 compared to $106,000 during the quarter ended December 31, 2012.  The increase was partially offset by a decrease in occupancy and equipment expense of $148,000 or 24.6% to $454,000 from $602,000 and compensation and benefits expense decreasing $104,000 or 4.9% to $2.0 million from $2.1 million as we realized the savings from the closure of one Wal-Mart branch and one leased branch during the past year.  Noninterest expense decreased $152,000 or 1.6% to $9.3 million during the six months ended December 31, 2013 compared to $9.5 million for the same period in 2012.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 11 full-service banking offices (including two Wal-Mart store locations) within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, Washington.  In addition we have two loan production offices located in Grays Harbor County.  The Company's common stock is traded on the NASDAQ Global Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute additional enforcement actions against the Company or the Bank, to take additional corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions including; the requirements and restrictions that have been imposed  under the Supervisory Directive the Bank entered into with the FDIC and the Washington DFI and the possibility that noncompliance by the Bank could result in the imposition of additional requirements or restrictions; our ability to attract and retain deposits; increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretations of regulatory capital or the other rules, including changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us;

Anchor Bancorp
January 28, 2014

changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting  issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed in our Form 10-K and other reports filed with the Securities and Exchange Commission. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

Anchor Bancorp
January 28, 2014

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands), (unaudited)	December 31, 2013	June 30, 2013

ASSETS
Cash and cash equivalents	$21,253	$65,353
Securities available-for-sale, at fair value	41,850	48,308
Securities held-to-maturity, at amortized cost	9,361	10,295
Loans held for sale	—	222
Loans receivable, net of allowance for loan losses of $4,273 and $5,147	273,793	277,454
Bank owned life insurance investment, net of surrender charges	19,156	18,879
Accrued interest receivable	1,523	1,583
Real estate owned, net	5,012	6,212
Federal Home Loan Bank (FHLB) stock, at cost	6,162	6,278
Property, premises and equipment, net	11,373	11,394
Deferred tax asset, net	555	555
Prepaid expenses and other assets	1,342	5,646
Total assets	$391,380	$452,179

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$37,692	$39,713
Interest-bearing	278,106	288,871
Total deposits	315,798	328,584

FHLB advances	17,500	64,900
Advance payments by borrowers for taxes and insurance	898	791
Supplemental Executive Retirement Plan liability	1,672	1,703
Accounts payable and other liabilities	3,353	3,833
Total liabilities	339,221	399,811

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value per share authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, $.01 par value per share, authorized 45,000,000 shares; 2,550,000 issued and 2,467,833 outstanding at December 31, 2013 and 2,550,000 shares issued and 2,464,433 outstanding at June 30, 2013, respectively	25	25
Additional paid-in capital	23,253	23,229
Retained earnings, substantially restricted	31,231	31,491
Unearned Employee Stock Ownership Plan (ESOP) shares	(822)	(856)
Accumulated other comprehensive loss, net of tax	(1,528)	(1,521)
Total stockholders’ equity	52,159	52,368
Total liabilities and stockholders’ equity	$391,380	$452,179

Anchor Bancorp
January 28, 2014

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share data) (unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Interest income:
Loans receivable, including fees	$4,123	$4,514	$8,444	$9,260
Securities	23	67	79	128
Mortgage-backed securities	228	470	488	944
Total interest income	4,374	5,051	9,011	10,332
Interest expense:
Deposits	750	905	1,523	1,895
FHLB advances	160	313	430	626
Total interest expense	910	1,218	1,953	2,521
Net interest income before provision for loan losses	3,464	3,833	7,058	7,811
Provision for loan losses	—	225	—	525
Net interest income after provision for loan losses	3,464	3,608	7,058	7,286
Noninterest income
Deposit service fees	393	384	770	775
Other deposit fees	199	195	399	384
Loans fees	147	215	297	399
Gain (loss) on sale of loans	3	238	(14	415
Bank owned life insurance investment	135	152	278	316
Other income	160	136	275	403
Total noninterest income	1,037	1,320	2,005	2,692
Noninterest expense
Compensation and benefits	2,009	2,113	4,015	4,248
General and administrative expenses	831	922	1,628	1,741
Real estate owned impairment	463	213	823	448
Real estate owned holding costs	150	106	227	292
Federal Deposit Insurance Corporation (FDIC) insurance premiums	142	162	285	325
Information technology	440	374	868	734
Occupancy and equipment	454	602	919	1,140
Deposit services	166	166	302	355
Marketing	131	129	293	256
Gain on sale of property, premises and equipment	(2)	—	(8)	—
Gain on sale of real estate owned	(35)	(84)	(29)	(64)
Total noninterest expense	4,749	4,703	9,323	9,475
(Loss) income before provision for income taxes	(248)	225	(260)	503
Provision for income taxes	—	—	—	—
Net (loss) income	$(248)	$225	$(260)	$503
Basic (loss) earnings per share	$(0.10)	$0.09	$(0.11)	$0.20
Diluted (loss) earnings per share	$(0.10)	$0.09	$(0.11)	$0.20

Anchor Bancorp
January 28, 2014

	As of or For the Quarter Ended (unaudited)
	December 31, 2013	September 30, 2013	June 30, 2013	December 31, 2012
	(Dollars in thousands)
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets (1)	(0.25)%	(0.01)%	(0.71)%	0.19%
Return (loss) on average equity (2)	(1.94)	(0.09)	(6.26)	1.72
Average equity-to-average assets (3)	12.91	11.60	11.34	11.24
Interest rate spread(4)	3.70	3.41	2.80	3.40
Net interest margin (5)	3.89	3.61	2.99	3.58
Efficiency ratio (6)	105.5	100.3	118.8	91.3
Average interest-earning assets to average interest-bearing liabilities	118.8	118.3	118.4	115.6
Other operating expenses as a percent of average total assets	4.8	4.2	4.5	4.0

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	13.2	11.9	11.4	11.4
Tier 1 risk-based	17.3	16.9	16.7	16.8
Total risk-based	18.5	18.2	18.0	18.1

ASSET QUALITY
Nonaccrual and 90 days or more past due loans as a percent of total loans	2.2	2.2	2.2	3.1
Allowance for loan losses as a percent of total loans	1.5	1.7	1.8	1.8
Allowance as a percent of total nonperforming loans	69.0	80.0	83.6	56.6
Nonperforming assets as a percent of total assets	2.9	3.0	2.7	3.6
Net charge-offs to average outstanding loans	0.24	0.07	0.06	0.60
Classified loans	$12,361	$16,149	$17,290	$25,408
_____________________

(1)	Net income (loss) divided by average total assets, annualized.
(2)	Net income (loss) divided by average equity, annualized.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	Noninterest expense divided by the sum of net interest income and noninterest income.